Exhibit 10.7

Shareholders’ Agreement

THIS Agreement (hereinafter “Agreement”) is made as of September 6, 2004 by and between the following parties:

Party A:	Tianjin Tongren (TEDA) Software Technology Co., Ltd. [Company name in Chinese], a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), with its legal address at E Tower, 9 Block, 5th Floor, Construction Square, No. 76, Dongting Lake Road, Economic Development Area, Tianjin [Company address in Chinese], and with Wang Youjun, a Chinese citizen, as its legal representative;

Party B:	Beijing Watch Data System Co., Ltd. [Company name in Chinese], a wholly foreign owned enterprise (“WFOE”) with limited liability organized and existing under the laws of the PRC, with its legal address at No. 2, Wanhong West Road, West Ba Jianfang, Dong Zhimen Wai, Chao Yang District, Beijing [Company address in Chinese], and with Wang Youjun, a Chinese citizen, as its legal representative.

WHEREAS,

1.	Beijing Watch Smart Technologies Ltd. ([Company name in Chinese], the “Company”) is a limited liability company legally organized and validly existing under the PRC Laws. The initial registered capital of the Company was RMB five million (RMB ¥5,000,000), which was contributed as to 50% by Party A and 50% by Party B; and

2.	Party A and Party B have increased the registered capital of the Company from RMB five million (RMB ¥5,000,000) to RMB thirty million (RMB ¥30,000,000), and adjusted the proportion of the equity interest held by each party so that Party A currently owns 51% equity interest in the Company’s registered capital and Party B currently owns 49% equity interest in the Company’s registered capital,

NOW, THEREFORE, the Parties, in accordance with the relevant laws and regulations of the People’s Republic of China (“PRC”) and in consideration of the mutual promises and the contractual consideration set forth herein, agree as follows:

Article 1. Definition

Unless otherwise provided in the context of this Agreement, the following terms shall have the meaning set forth below:

(a)	“Articles of Association” shall mean the articles of association of the Company executed concurrently by the Parties with this Agreement to reflect the above-mentioned increase of the registered capital of the Company.

(b)	“Business License” shall mean the business license of the Company issued by the SAIC in relation to its above-mentioned increase of the registered capital.

(c)	“Company” shall mean Beijing Watch Smart Technologies Ltd. [Company name in Chinese].

(d)	“Parties” shall mean both Party A and Party B, and a “Party” shall mean either Party A or Party B.

(e)	“SAIC” shall mean the State Administration for Industry and Commerce of China or its local branches as appropriate to the context.

Article 2. Business; Limited Liability

2.1	The Company is a provider of data security and cipher technology through microprocessor cards or other productions. The Company holds the License for Appointed Manufacturing Unit of Encryption Code Products [License name in Chinese] and the License for Sales and Distributions of Encryption Code Products [License name in Chinese].

2.2	The Company shall be a limited liability company with enterprise legal person status. The Company shall be responsible for its liabilities to the extent of its own assets. The liability of each Party with respect to the Company shall be limited to its contribution to the Company’s registered capital. Neither Party shall be liable to any third person for any debt or obligation of the Company.

Article 3. Transfer of Equity Interest and Undertakings

3.1

Except as provided in and subject to the provisions of this Agreement, during the term of the Business License, Party A shall not transfer, sell, assign, give or otherwise dispose of (each a “Transfer”) or pledge all or any part of its equity interest in the Company (the “Transferring Interest”) to any third party without the prior written consent of Party B. If Party B does not consent to the Transfer by Party A, it shall be entitled to purchase from Party A the Transferring Interest at a price equal to Party

A’s cost plus three percent per annum. The Parties agree that if due to the restrictions under the PRC law, Party B is not permitted to purchase and hold the Transferring Interest, Party B shall then be entitled to:

(1)	purchase the Transferring Interest when it is permitted to do so under the PRC law and Party A shall not effect such Transfer before Party B is permitted to do so under the PRC law; or

(2)	at its sole discretion, recommend a third party which is eligible under the PRC law to purchase and hold the Transferring Interest and such third party shall have the right of first-refusal to purchase the Transferring Interest at all terms and conditions quoted by Party A to transfer the Transferring Interest.

3.2	For the purpose of this Agreement and the greatest benefit of both Parties, Party A grants to Party B an exclusive call option (“Call Option”) to purchase, subject to the terms and conditions set forth herein and compliance with PRC laws at the time of exercise of the Call Option, all the equity interest held by Party A in the Company, at a price equal to Party A’s cost plus three percent per annum. The Call Option may be exercised in whole or in part by Party B at any time after the date hereof when it is permitted by the PRC Law to do so, and then the Parties shall promptly take all necessary steps in order to complete the transactions and the formalities in accordance with applicable laws.

3.3	Party A agrees that in the event that (i) Mr. Wang Youjun and Mr. Chen Dacai shall together own less than 100% of Party A’s shares, or (ii) Mr. Wang Youjun, currently the Chief Executive Officer of Party B, shall cease to be Party B’s Chief Executive Officer, then Party B shall have the right to, at its own discretion, purchase or appoint a designee to purchase all or any part of the equity interest of the Company owned by Party A, at a price equal to Party A’s cost plus three percent per annum, subject to compliance with PRC laws.

3.4	Party B hereby grants to Party A an exclusive put option to sell all (but not less than all) of Party A’s equity interest in the Company to Party B, at a price equal to Party A’s cost plus three percent per annum, subject to compliance with applicable laws.

3.5	The provisions under the Company Law of the PRC shall apply when Party B wishes to transfer all or part of its equity interests in the Company.

Article 4. Responsibilities of the Parties

4.1	In addition to its responsibilities set forth elsewhere in this Agreement, Party A shall have the following duties and obligations:

(a)	to cause the Company to enter into certain Agreements with Party B (the “Party B Agreements”) (including without limitation to procure the directors of the Company designated by Party A to vote and approve such agreements in the board meeting of the Company) whereby the Company will obtain exclusively from Party B:

(i)	licenses of certain intellectual properties with respect to software, trademark and technology required for the operation of the Company; and

(ii)	supply or provision of relevant products and technical, marketing and management consultancy services.

(b)	to assist the Company in obtaining and maintaining in full effect all licenses, permits, consents, authorizations, approvals and agreements that are necessary from the relevant government authorities or agencies for the Company to achieve its business objectives and conduct business in accordance with the terms of this Agreement; and

(c)	to assist the Company in other matters as requested by the Company.

4.2	In addition to its responsibilities set forth elsewhere in this Agreement, Party B shall have the following duties and obligations:

(a)	to enter into Party B Agreements with the Company whereby Party B license the relevant intellectual properties and support and provide relevant products and services to the Company.

(b)	to assist the Company in obtaining and maintaining all licenses, permits, consents, authorizations, approvals and agreements that are necessary for the Company to achieve its goals and business objectives and conduct business in accordance with the terms of this Agreement; and

(c)	to assist the Company in other matters as requested by the Company.

4.3

In addition to the above responsibilities Party A shall not, and shall procure and ensure that any of its equity holders, subsidiaries or other affiliates not to, directly or indirectly invest or operate or engage in, whether by itself or together with any third party, for its own benefits or on behalf of or be employed by or for the benefits of any third party, any business which is the same as or similar to or in any aspect competes with the business of the Company, especially the encryption or data security business, during the operation term of the Company as registered in the Business License or any period renewed thereafter.

Article 5. Board of Directors and Management

5.1	The Board shall be comprised of three (3) directors. Party A shall appoint two (2) directors, and Party B shall appoint one (1) director. The term of office, powers, duties of the directors, and rules of board meeting and other related matters shall be subject to the provisions in the Article of Association.

5.2	Party B shall nominate the candidate for the position of General Manager for appointment by the Board. The General Manager shall carry out the decisions of the Board, organize and lead the daily management of the Company. The detailed powers and duties of the General Manager shall be as set forth in the Articles of Association.

Article 6. Amendment and Modification of the Agreement

Amendments to this Agreement must be made by a written agreement signed by all Parties in both Chinese and English texts, which shall have equal validity and legal effect.

Article 7. Liability for Breach of Agreement

7.1	A Party shall be in breach of this Agreement (a) if it fails to perform, or suspends its performance of, its obligations under this Agreement, and if it does not commence correction of such failure within 30 days, and complete such correction within 90 days, of receipt of written notice thereof from the other Party or the Company, which notice must specify the nature of the alleged breach in reasonable detail; or (b) if any of the representations and warranties made by such Party is untrue or inaccurate in any material respect.

7.2	If the Company or a Party suffers any cost, liability, loss or damage, including loss of profit by the Company but not including any other consequential losses of whatsoever nature as a result of a breach of this Agreement by any Party, the Party in breach shall indemnify and hold the non-breaching Party and the Company harmless from any such cost, liability loss or damage, including but not limited to interest paid or loss as a result thereof and attorneys’ fees.

7.3	Without prejudice to any remedies that Party B may be entitled to under this Agreement or the laws, Party B shall, in the event of any breach of Article 3 or other material obligation under this Agreement by Party A, have the right to immediately terminate any or all the Party B Agreements.

Article 8. Governing Law

The formation, validity, interpretation, execution, amendment and termination of and settlement of disputes under this Agreement shall all be governed by or construed in accordance with the laws of the PRC.

Article 9. Resolution of Disputes

Any dispute arising from or in relation to this Agreement between the Parties shall be settled through friendly consultations. If no mutually acceptable settlement is reached within sixty (60) days after the first consultation, then any Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for settlement through arbitration. Arbitration shall be conducted in accordance with the Arbitration Rules of CIETAC in force at the time of such submission for arbitration, and the place of arbitration shall be Beijing, China. There shall be three (3) arbitrators; the Party A shall appoint one (1) arbitrator and Party B shall appoint one (1) arbitrator. The third arbitrator shall be appointed by CIETAC and shall serve as the Chairman of the tribunal. All proceedings in such arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

Article 10. Representations and Warranties

Each Party represents and warrants to the other Party, with respect to itself, as follows:

10.1	Each Party is a limited liability company duly organized, validly existing and in good standing under the laws of the PRC, and has the corporate power and lawful authority to own or possess, lease and operate its assets and to carry on its business as now being and as previously conducted.

10.2	Each Party has the full legal right, power and authority required to enter into this Agreement and to fully perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each Party and constitutes the valid and binding obligation of each Party enforceable in accordance with its terms.

10.3	Each Party has been and will continue to be in compliance with all applicable laws and regulations of PRC and does not know of any circumstances which would be a breach of such laws or regulations.

10.4	Neither the execution of this Agreement, nor the performance of such Party’s obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of the Articles of Association, business license or bylaws of such Party, as the case may be, or any law, rule, regulation, authorization or approval of any government agency or body, or of any contract or agreement to which such Party is a party or is subject.

10.5	There is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Agreement or that would affect in any way such Party’s ability to enter into or perform this Agreement.

Article 11. Language

This Agreement is written in Chinese and English in four (4) counterparts in each language. The two language texts shall have equal validity and legal effect. Each Party acknowledges that it has reviewed both language texts of this Agreement and that they are the same in all material respects.

Article 12. Effectiveness of the Agreement and Miscellaneous

12.1	Each Party agrees to revise and conclude the Articles of Association of the Company in accordance with the various principles stipulated in this Agreement.

12.2	This Agreement shall come into force upon the execution by both Parties and shall remain in full force during the whole operation term of the Company as registered in the Business License or any period renewed thereafter. If any of the provisions of this Agreement after execution is decided to be invalid or not enforceable by a competent court, the effect of the other provisions of this Agreement shall not be affected and remain in full force.

12.3	This Agreement constitutes the entire agreement among the Parties on the subject matter of this Agreement, and this Agreement replace all previous oral or written agreements, Agreements, understandings and communications of the Parties in respect of the subject matter of this Agreement.

12.4	A Party that in a particular situation waives any of its rights in respect of a breach of the Agreement by the other Party shall not be deemed to have waived any of its rights against the breaching Party for a similar breach of the Agreement in other situation.

This Agreement is executed by the authorized representative of the Parties on the date first mentioned above in Beijing, PRC.

PARTY A:		PARTY B:

Tianjin Tongren (TEDA) Software Technology Co., Ltd. [Company name in Chinese]		Beijing Watch Data System Co., Ltd. [Company name in Chinese]

By:	/s/ Chen Dacai	By:	/s/ Wang Youjun
Name:	CHEN DACAI	Name:	WANG YOUJUN
Title:	Director	Title:	CEO

[Company Seal]		[Company Seal]

Supplement to Shareholders’ Agreement

THIS Supplement (hereinafter this “Supplement”) is made by and between the following parties:

Party A:	Tianjin Tongren (TEDA) Software Technology Co., Ltd. [Company name in Chinese], with its legal address at E Tower, 9 Block, 5th Floor, Construction Square, No. 76, Dongting Lake Road, Economic Development Area, Tianjin [Company address in Chinese]; and

Party B:	Beijing Watch Data System Co., Ltd. [Company name in Chinese], with its legal address at No 2, Wanhong West Road, West Ba Jianfang, Dong Zhimen Wai, ChaoYang District, Beijing [Company address in Chinese].

WHEREAS, Party A and Party B (the “Parties”) entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) on September 6, 2004; and

WHEREAS, the Parties desire to supplementally record and clarify their original intention with respect to Article 3.4 of the Shareholders’ Agreement.

NOW, THEREFORE, with a view to clarifying the Parties’ original intention with respect to Article 3.4 of the Shareholders’ Agreement, the Parties hereby agree to add the following provision to the end of Article 3.4:

“Party B further agrees that, in the event that Party A exercises the put option and Party B is not permitted under applicable laws to purchase party A’s equity interest in the Company, Party B shall use its best efforts to find an eligible designee to purchase such interest, on the same terms set forth hereunder and in compliance with applicable laws.”

This Supplement shall constitute an integral part of the Shareholders’ Agreement, effective as of the date of the Shareholders’ Agreement. The terms and conditions not provided under this Supplement shall be subject to the provisions of the Shareholders’ Agreement.

PARTY A:		PARTY B:

Tianjin Tongren (TEDA) Software Technology Co., Ltd. [Company name in Chinese]		Beijing Watch Data System Co., Ltd. [Company name in Chinese]

By:	/s/ Chen Dacai [In Chinese]	By:	/s/ Wang Youjun [In Chinese]
Name:		Name:
Title:		Title:

[Company Seal]		[Company Seal]